Exhibit 5.1

[Letterhead of Hunton & Williams LLP]

December 14, 2007

The Board of Directors

Altria Group, Inc.

120 Park Avenue

New York, New York 10017-5592

Altria Group, Inc.

Registration of Shares for Philip Morris International Deferred Profit-Sharing Plan

Ladies and Gentlemen:

We have acted as counsel to Altria Group, Inc., a Virginia corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 350,000 shares of the Company’s common stock, $0.33 1/3 par value (the “Shares”), together with an indeterminate amount of interests (the “Interests”), to be offered pursuant to the Philip Morris International Deferred Profit-Sharing Plan (the “PMI DPS Plan”).

This opinion is being furnished to you in accordance with Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

In rendering this opinion, we have relied upon, among other things, our examination of the PMI DPS Plan and such documents and records of the Company and certificates of its officers and of public officials as we have deemed necessary for the purposes of the opinion expressed below.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1.     the Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority to issue the Shares;

2.     the Shares have been duly authorized and, when issued in accordance with the terms of the PMI DPS Plan, will be legally issued, fully paid and non-assessable; and

3.     the Interests have been duly authorized and, when issued in accordance with the terms of the PMI DPS Plan, will be legally issued, fully paid and non-assessable and will constitute the binding obligations of the PMI DPS Plan.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP